Exhibit 99.1

Sensus Healthcare Reports First Quarter 2023 Financial Results

Lower demand for SRT systems reflects the impact of inflation on dermatologists’ cash flow from fewer elective aesthetic procedures and higher operating costs

Sensus expects to ship more than 60 SRT units during 2023 and return to profitability in the second half of the year

Conference call begins at 4:30 p.m. Eastern time today

BOCA RATON, Fla. (May 3, 2023) – Sensus Healthcare, Inc. (Nasdaq: SRTS), a medical device company specializing in highly effective, non-invasive, minimally-invasive and cost-effective treatments for oncological and non-oncological conditions, announces financial results for the three months ended March 31, 2023.

Highlights from the first quarter of 2023 and recent weeks include the following (all comparisons are with the first quarter of 2022, unless otherwise indicated):

●	Revenues were $3.4 million, compared with $10.3 million, reflecting lower SRT unit sales

●	Shipped 10 systems including three SRT systems to Asia and six domestic SRT systems, compared with 33

●	Net loss was $1.9 million, or $0.12 per share, compared with net income of $16.1 million, or $0.97 per diluted share, which included a gain on asset sale of $12.8 million, or $0.77 per diluted share

●	Ended the quarter with $19.3 million in cash and cash equivalents, and no debt

●	Strong booth traffic at key dermatology conferences including the South Beach Symposium, the Winter Clinical and the American Academy of Dermatology Annual Meeting

●	Expects to ship more than 60 SRT systems this year, with most units already in finished inventory

●	Expects a return to profitability in the second half of 2023 based on a growing base of prospects and a novel sales approach

Management Commentary

“Our first quarter financial results were disappointing as potential new customers delayed making SRT purchase decisions due to inflation conditions impacting their aesthetic business. Many dermatologists depend on elective aesthetic procedures as a meaningful source of practice revenue and profit, and inflation has caused consumers to pull back on these expenditures. Inflation is also impacting operating expenses and cash flow as recruiting costs and staff salaries continue to rise, while many larger practices are deploying cash for acquisitions,” said Joe Sardano, chairman and chief executive officer of Sensus Healthcare.

“That said, we have prepared for the growth we expect later this year by building inventory and prepaying for components, and we expect to ship more than 60 SRT systems during 2023. We are working to regain momentum in China now that the pandemic lockdowns have been lifted, and we shipped two SRT systems there during the quarter as well as one to Taiwan. We plan to increase our addressable market by entering three to four new international territories each year, with an initial focus on Southeast Asia and South America. In addition, we continue to make investments in Sentinel IT, our HIPAA-compliant software solution that not only is capable of storing patient data for multiple clinical purposes, but also is intended to include artificial intelligence that will allow customers to better manage their practices as well as their patient data. We were delighted to launch our Sentinel/Sensus Cloud capabilities at last month’s American Academy of Dermatology Annual Meeting, which was well received.

“We are confident we have the right people, technology and sufficient cash to regain our growth trajectory. Tragically, skin cancer rates continue to rise, with an estimated one in five Americans, or 70 million people, expected to develop skin cancer during their lifetime. SRT is the No. 1 choice for the non-invasive treatment of non-melanoma skin cancer, and this trend makes our SRT systems more important than ever. We’ve seen SRT treatments rise to over 480,000 in the last two years alone. The return on investment for our premium SRT system under our fair market value leasing program continues to be compelling, with favorable reimbursement and breakeven at only 2 to 2.5 patients per month. Based on our booth traffic at important conferences such as the Winter Clinical, the South Beach Symposium and the American Academy of Dermatology Annual Meeting, interest in SRT remains very strong and will continue to resonate as it contributes towards positive cash flows and productivity in every practice where it is deployed.

“We are broadening Sensus’ reach into radiation oncology, where SRT systems provide a compelling economic option for treating skin cancer and represent, in many cases, a new source of revenue for hospitals. Interest from this channel is high and we are optimistic it will become a meaningful component of revenue, one that is largely insulated from economic factors,” he added. “We recently sold and installed an SRT-100 Vision system complete with our new state-of-the-art, solid-state, high-frequency ultrasound to Beth Israel Deaconess Hospital in Plymouth, Massachusetts. We are very excited about the potential to provide the most patient-friendly and robust alternative to treating non-melanoma skin cancer to hospitals as they increasingly recognize this underserved opportunity.”

First Quarter Financial Results

Revenues for the first quarter of 2023 were $3.4 million, compared with $10.3 million for the first quarter of 2022. The decrease was primarily due to a lower number of SRT units sold due to inflation impacting medical practices and lower sales to a large customer.

Cost of sales was $1.8 million for the first quarter of 2023, compared with $3.2 million for the year-ago quarter. The decrease was primarily due to lower sales in the first quarter of 2023.

Gross profit for the first quarter of 2023 was $1.6 million, or 47.1% of revenues, compared with $7.1 million, or 68.9% of revenues, for the first quarter of 2022. The decrease was primarily due to the lower number of units sold and higher costs charged by vendors in the 2023 quarter, reflecting another impact of inflation.

Selling and marketing expense was $2.1 million for the first quarter of 2023, compared with $1.2 million for the prior-year quarter. The increase was primarily due to higher tradeshow and advertising expenses.

General and administrative expense was $1.4 million for the first quarter of 2023, compared with $1.3 million for the first quarter of 2022. The increase was primarily due to higher professional fees and travel expense offset by a reduction in insurance expense.

Research and development expense was $1.1 million for the first quarter of 2023, compared with $0.7 million in the comparable 2022 period. The increase was primarily due to expenses related to an ongoing aesthetic project during 2023 to develop a drug delivery system.

Other income of $0.2 million for the first quarter of 2023 was related to interest income. Other income of $12.8 million for the year-ago quarter included the gain on the sale of a non-core asset.

Net loss for the first quarter of 2023 was $1.9 million, or $0.12 per share, compared with net income of $16.1 million, or $0.97 per diluted share, for the first quarter of 2022. Net income for the 2022 quarter included the gain on the sale of a non-core asset of $12.8 million, or $0.77 per diluted share.

Adjusted EBITDA for the first quarter of 2023 was negative $2.7 million, compared with positive $16.9 million for the first quarter of 2022. Adjusted EBITDA, a non-GAAP financial measure, is defined as earnings before interest, taxes, depreciation, amortization and stock-compensation expense. Please see below for a reconciliation between GAAP and non-GAAP financial measures, and the specific reasons these non-GAAP financial measures are provided.

Cash and cash equivalents were $19.3 million as of March 31, 2023, compared with $25.5 million as of December 31, 2022. The Company had no outstanding borrowings under its revolving line of credit as of March 31, 2023 or December 31, 2022. Prepaid and other current assets were $10.7 million as of March 31, 2023, compared with $6.9 million as of December 31, 2022. Inventories were $6.3 million as of March 31, 2023, compared with $3.5 million as of December 31, 2022.

Use of Non-GAAP Financial Information

This press release contains supplemental financial information determined by methods other than in accordance with accounting principles generally accepted in the United States (GAAP). Sensus Healthcare management uses Adjusted EBITDA, a non-GAAP financial measure, in its analysis of the Company’s performance. Adjusted EBITDA should not be considered a substitute for GAAP basis measures, nor should it be viewed as a substitute for operating results determined in accordance with GAAP. Management believes the presentation of Adjusted EBITDA, which excludes the impact of interest, income taxes, depreciation, amortization and stock-compensation expense, provides useful supplemental information that is essential to a proper understanding of the financial results of Sensus Healthcare. Non-GAAP financial measures are not formally defined by GAAP, and other entities may use calculation methods that differ from those used by Sensus Healthcare. As a complement to GAAP financial measures, management believes that Adjusted EBITDA assists investors who follow the practice of some investment analysts who adjust GAAP financial measures to exclude items that may obscure underlying performance and distort comparability. A reconciliation of the GAAP net loss to Adjusted EBITDA is provided in the schedule below.

SENSUS HEALTHCARE, INC.
GAAP TO NON-GAAP RECONCILIATION

(unaudited)

	For the Three Months Ended March 31,
(in thousands)	2023	2022
Net income, as reported	$(1,894)	$16,062
Add:
Depreciation and amortization	72	92
Stock compensation expense	143	57
Income tax expense (benefit)	(802)	648
Interest income, net	(243)	(1)
Adjusted EBITDA, non GAAP	$(2,724)	$16,858

Conference Call and Webcast

Sensus Healthcare will host an investment community conference call today beginning at 4:30 p.m. Eastern time during which management will discuss financial results for the 2023 first quarter, provide a business update and answer questions. To access the conference call, dial 844-481-2811 (U.S. and Canada Toll Free) or 412-317-0676 (International). The call will be webcast live and can be accessed at this link, or in the Investors section of the Company’s website at www.sensushealthcare.com.

Following the conclusion of the conference call, a replay will be available until June 3, 2023 and can be accessed by dialing 877-344-7529 (U.S. Toll Free), 855-669-9658 (Canada Toll Free) or 412-317-0088 (International), using replay code 1356425. An archived webcast of the call will also be available in the Investors section of the Company’s website.

About Sensus Healthcare

Sensus Healthcare, Inc. is a medical device company specializing in highly effective, non-invasive, minimally invasive and cost-effective treatments for both oncological and non-oncological conditions. Sensus offers its proprietary low-energy X-ray technology known as superficial radiation therapy (SRT), which is the culmination of more than a decade of research and development, to treat non-melanoma skin cancers and keloids with its SRT-100™, SRT-100+™ and SRT-100 Vision™ systems. With its portfolio of innovative medical device products, including aesthetic lasers and its needleless TransDermal Infusion System™, Sensus provides revolutionary treatment options to enhance the quality of life of patients around the world.

For more information, visit www.sensushealthcare.com.

Forward-Looking Statements

This press release includes statements that are, or may be deemed, ’‘forward-looking statements.’’ In some cases, these statements can be identified by the use of forward-looking terminology such as “believes,” “estimates,” “anticipates,” “expects,” “plans,” “intends,” “may,” “could,” “might,” “will,” “should,” “approximately,” “potential” or negative or other variations of those terms or comparable terminology, although not all forward-looking statements contain these words.

Forward-looking statements involve risks and uncertainties because they relate to events, developments, and circumstances relating to Sensus, our industry, and/or general economic or other conditions that may or may not occur in the future or may occur on longer or shorter timelines or to a greater or lesser degree than anticipated. Although we believe that we have a reasonable basis for each forward-looking statement contained in this press release, forward-looking statements are not guarantees of future performance, and our actual results of operations, financial condition and liquidity, and the development of the industry in which we operate may differ materially from the forward looking statements contained in this press release, as a result of the following factors, among others: our ability to return to profitability; our ability to sell the number of SRT units we anticipate for the balance of 2023; the possibility that inflationary pressures continue to impact our sales; our ability to obtain and maintain the intellectual property needed to adequately protect our products, and our ability to avoid infringing or otherwise violating the intellectual property rights of third parties; the level and availability of government and/or third party payor reimbursement for clinical procedures using our products, and the willingness of healthcare providers to purchase our products if the level of reimbursement declines; the regulatory requirements applicable to us and our competitors; our ability to efficiently manage our manufacturing processes and costs; the risks arising from doing business in China and other foreign countries; legislation, regulation, or other governmental action that affects our products, taxes, international trade regulation, or other aspects of our business; concentration of our customers in the U.S. and China, including the concentration of sales to one particular customer in the U.S.; and other risks described from time to time in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.

To date, we do not expect that the Russian invasion of Ukraine and global geopolitical uncertainty have not had any particular impact on our business, but we continue to monitor developments and will address them in future disclosures, if applicable.

In addition, even if future events, developments, and circumstances are consistent with the forward-looking statements contained in this press release, they may not be predictive of results or developments in future periods. Any forward-looking statements that we make in this press release speak only as of the date of such statement, and we undertake no obligation to update such statements to reflect events or circumstances after the date of this press release, except as may be required by applicable law. You should read carefully our “Introductory Note Regarding Forward-Looking Information” and the factors described in the “Risk Factors” section of our periodic reports filed with the Securities and Exchange Commission to better understand the risks and uncertainties inherent in our business.

Contact:

LHA Investor Relations

Kim Sutton Golodetz

212-838-3777

kgolodetz@lhai.com

SENSUS HEALTHCARE, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Three Months Ended March 31,
(in thousands, except share and per share data)	2023	2022
	(unaudited)	(unaudited)
Revenues	$3,414	$10,338
Cost of sales	1,792	3,189
Gross profit	1,622	7,149
Operating expenses:
Selling and marketing	2,099	1,218
General and administrative	1,364	1,273
Research and development	1,098	728
Total operating expenses	4,561	3,219
Income (loss) from operations	(2,939)	3,930
Other income:
Gain on sale of assets	-	12,779
Interest income	243	1
Other income	243	12,780
Net Income (loss) before income tax	(2,696)	16,710
Provision for (benefit from) income tax	(802)	648
Net Income (loss)	$(1,894)	$16,062
Net income (loss) per share – basic	$(0.12)	$0.97
– diluted	$(0.12)	$0.97
Weighted average number of shares used in computing net income (loss) per share – basic	16,245,343	16,497,801
– diluted	16,245,343	16,641,654

SENSUS HEALTHCARE, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

	As of March 31,	As of December 31,
(in thousands, except shares and per share data)	2023	2022
	(unaudited)
Assets
Current assets
Cash and cash equivalents	$19,340	$25,520
Accounts receivable, net	12,733	17,299
Inventories	6,342	3,501
Prepaid and other current assets	10,654	6,921
Total current assets	49,069	53,241
Property and equipment, net	397	243
Intangibles, net	25	50
Deposits	24	24
Deferred tax asset	2,515	1,713
Operating lease right-of-use assets, net	949	996
Other noncurrent assets	419	468
Total assets	$53,398	$56,735
Liabilities and stockholders’ equity
Current liabilities
Accounts payable and accrued expenses	$4,928	$5,521
Product warranties	375	403
Operating lease liabilities, current portion	192	190
Income tax payable	-	890
Deferred revenue, current portion	671	693
Total current Liabilities	6,166	7,697
Operating lease liabilities, net of current portion	782	830
Deferred revenue, net of current portion	126	139
Total liabilities	7,074	8,666
Commitments and contingencies
Stockholders’ equity
Preferred stock, 5,000,000 shares authorized and none issued and outstanding	-	-
Common stock, $0.01 par value – 50,000,000 authorized; 16,913,595 issued and 16,396,766 outstanding at March 31, 2023; 16,902,761 issued and 16,390,419 outstanding at December 31, 2022	169	169
Additional paid-in capital	45,220	45,031
Treasury stock, 516,829 and 512,342 shares at cost, at March 31, 2023 and December 31, 2022, respectively	(3,473)	(3,433)
Retained earnings	4,408	6,302
Total stockholders’ equity	46,324	48,069
Total liabilities and stockholders’ equity	$53,398	$56,735